                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary  Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                            CENTURY ALUMINUM COMPANY
                (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]    No fee required

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       1) Title of each class of securities to which transaction applies:    N/A

       2) Aggregate Number of securities to which transaction applies:       N/A

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
          filing fee is calculated and state how it was determined):         N/A

       4) Proposed maximum aggregate value of transaction:                   N/A

       5) Total fee paid:                                                    N/A

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:                                           N/A

       2)  Form, Schedule or Registration Statement No.:                     N/A

       3)  Filing Party:                                                     N/A

       4)  Date Filed:                                                       N/A

                            [CENTURY ALUMINUM LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 2, 2000


TO THE STOCKHOLDERS:

        The Annual Meeting of Stockholders of Century Aluminum Company (the "Company") will be held at 9:00 a.m., local time, on Friday, June 2, 2000, at the Executive Offices of the Company, 2511 Garden Road, Suite 200, Monterey, California, for the following purposes:

                  1. To elect three directors to serve for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2003;

                  2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

                  3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on April 17, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                             By Order of the Board of Directors,

                                             /s/ Gerald J. Kitchen


                                             Gerald J. Kitchen
                                             Executive Vice President,
                                             General Counsel,
                                             Chief Administrative Officer
                                             and Secretary

Monterey, California
April 27, 2000


         -------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT
         IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU
         DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
         -------------------------------------------------------------

                            CENTURY ALUMINUM COMPANY

                                -----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 2000

GENERAL

        This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Century Aluminum Company, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on June 2, 2000, commencing at 9:00 a.m., local time, at the Executive Offices of the Company, 2511 Garden Road, Suite 200, Monterey, California, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.

         The principal executive offices of the Company are located at 2511 Garden Road, Suite 200, Monterey, California 93940. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 27, 2000.

VOTING RIGHTS AND VOTES REQUIRED

        Only stockholders of record at the close of business on April 17, 2000, will be entitled to notice of and to vote at the Annual Meeting. As of such record date, the Company had outstanding 20,339,203 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held. The holders of a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

        The affirmative vote of the holders of a plurality of the shares of common stock present or represented at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the approval of the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Shares represented by a properly signed proxy card received pursuant to this solicitation will be voted in accordance with the instructions thereon. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

        A stockholder may revoke a proxy at any time before it is exercised by submitting a later dated proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of March 31, 2000 (except as otherwise noted) by (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group.

                                                                AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP(1)     PERCENTAGE OF CLASS
------------------------                                       -----------------------     -------------------
Glencore International AG ..................................        7,925,000(2)                 39.0
Wellington Management Company, LLP .........................        2,000,000(3)                  9.8
Vanguard/Windsor Funds - Windsor Fund ......................        2,000,000(4)                  9.8
Crabbe Huson Group, Inc. ...................................        1,671,490(5)                  8.2
Dimensional Fund Advisors, Inc. ............................        1,430,300(6)                  7.0
David W. Beckley ...........................................          139,718(7)                    *
Roman A. Bninski ...........................................           14,500(8)                    *
Craig A. Davis .............................................          271,903(9)                  1.3
John C. Fontaine ...........................................           14,750(10)                   *
William R. Hampshire .......................................           30,400(11)                   *
Gerald J. Kitchen ..........................................          131,861(12)                   *
Daniel J. Krofcheck ........................................           12,569(13)                   *
Gerald A. Meyers ...........................................          176,559(14)                   *
Stuart M. Schreiber ........................................            3,333(15)                   *
Willy R. Strothotte ........................................           14,500(16)                   *
All directors and executive officers as a group (10 persons)          810,093(17)                 3.9

-------------------------------------
* Less than one percent.

(1) Each individual or entity has sole voting and investment power, except as otherwise indicated.

(2) Glencore International AG ("Glencore International") beneficially owns such shares through its subsidiaries, Glencore AG, which directly owns 2,742,214 shares, and Vialco Holdings Ltd. ("Vialco"), which directly owns 5,182,786 shares. The business address of each of Glencore International, Glencore AG and Vialco is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

(3) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing dated February 9, 2000. According to its filing, Wellington Management Company, LLP ("Wellington"), an investment advisor, has no voting power and shared investment power with respect to such shares. The business address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(4) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing dated February 1, 2000, Vanguard/Windsor Funds - Windsor Fund ("Vanguard") has sole voting power and shared investment power with respect to such shares. Some or all of these shares are reported as beneficially owned by Wellington. The business address of Vanguard is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

(5) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing dated February 3, 2000. According to its filing, Crabbe Huson Group, Inc. ("Crabbe Huson"), a registered investment advisor, has shared investment power with respect to such shares and shared voting power with respect to 1,566,188 shares. The business address of Crabbe Huson is 121 S.W. Morrison, Suite 1400, Portland, Oregon 97204.

(6) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing dated February 4, 2000. According to its filing, Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, has sole voting and investment power with respect to such shares. All of these shares are owned by advisory clients of Dimensional and Dimensional disclaims beneficial ownership of all such securities. The business address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) Includes 80,000 shares which are subject to options presently exercisable.

(8) Includes 14,500 shares which are subject to options presently exercisable.

(9) Includes 150,000 shares which are subject to options presently exercisable. Excludes 7,925,000 shares beneficially owned by Glencore International, of which Mr. Davis is a director.

                                         (Footnotes continued on following page)

-------------------------------------
(Footnotes continued from previous page)

(10) Includes 250 shares owned jointly with Mr. Fontaine's wife. Also includes 14,500 shares which are subject to options presently exercisable.

(11) Includes 29,500 shares which are subject to options presently exercisable. Also includes 900 shares owned by Mr. Hampshire's wife.

(12) Includes 80,000 shares which are subject to options presently exercisable.

(13) Includes 10,000 shares which are subject to options presently exercisable.

(14) Includes 100,000 shares which are subject to options presently exercisable.

(15) Includes 3,333 shares which are subject to options presently exercisable.

(16) Includes 14,500 shares which are subject to options presently exercisable. Excludes 7,925,000 shares beneficially owned by Glencore International, of which Mr. Strothotte is the Chairman and Chief Executive Officer.

(17) Includes 496,333 shares which are subject to options presently exercisable. Excludes 7,925,000 shares beneficially owned by Glencore International.


                            1. ELECTION OF DIRECTORS

        The Company's Board of Directors consists of seven members, divided into three classes: Class I, Class II and Class III. Directors in each such class are elected to serve for three-year terms, with each class standing for election in successive years. At the Annual Meeting, three Class I Directors will be elected to serve until the third succeeding Annual Meeting of the Stockholders of the Company in 2003. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" the election as director of each of the following nominees. In the event that any nominee declines or is unable to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is certain information concerning the three nominees for election and the other directors of the Company with unexpired terms of office. Each nominee is currently a director of the Company.

     NOMINEES FOR ELECTION OF CLASS I DIRECTORS FOR TERMS TO EXPIRE IN 2003

                                      BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR         DIRECTOR
NAME AND AGE                        EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS        SINCE
------------                        ---------------------------------------------------       --------
Roman A. Bninski (1) ...........    Partner, law firm of Curtis, Mallet-Prevost,                1996
   53                               Colt & Mosle LLP, New York, New York
                                    since 1984; Secretary of Century Aluminum of
                                    West Virginia, Inc. (formerly known as
                                    Ravenswood Aluminum Corporation and a
                                    subsidiary of the Company) from April 1992
                                    through February 1996.

Stuart M. Schreiber (2) ........    Founder and Managing Director, Integis,                     1999
   45                               Inc. since 1997; Former partner, Heidrick &
                                    Struggles from 1988 to 1997.


Willy R. Strothotte.............    Chief Executive Officer of Glencore                         1996
   56                               International since 1993 and Chairman of the
                                    Board of Glencore International since 1994;
                                    Chairman of the Board of Xstrata Aluminum
                                    Corporation (formerly Sudelektra Holding AG)
                                    since 1990.

       CLASS II DIRECTORS CONTINUING IN OFFICE FOR TERMS TO EXPIRE IN 2001

                                      BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR         DIRECTOR
NAME AND AGE                        EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS        SINCE
------------                        ---------------------------------------------------       --------
John C. Fontaine (1) (2)........    Of Counsel, law firm of Hughes Hubbard &                    1996
    68                              Reed LLP since January 2000 and partner from
                                    July 1997 to December 1999; President of
                                    Knight-Ridder, Inc. from July 1995 to July
                                    1997; Senior Vice President and General
                                    Counsel of Knight-Ridder, Inc. from 1987 to
                                    January 1994, and Executive Vice President
                                    from January 1994 to July 1995; Chairman of
                                    the Samuel H. Kress Foundation; member of
                                    the Trustees' Council of the National
                                    Gallery of Art.


Gerald A. Meyers................    President and Chief Operating Officer of the                1995
    50                              Company since August 1995; President and
                                    Chief Operating Officer of Century Aluminum
                                    of West Virginia, Inc. (a subsidiary of the
                                    Company) since January 1993 and Director of
                                    Century Aluminum of West Virginia, Inc.
                                    since April 1994; Operations Manager of
                                    Logan Aluminum (joint venture between Alcan
                                    Aluminum Limited and Atlantic Richfield
                                    Company) from November 1988 to December
                                    1992.

      CLASS III DIRECTORS CONTINUING IN OFFICE FOR TERMS TO EXPIRE IN 2002

                                      BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR         DIRECTOR
NAME AND AGE                        EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS        SINCE
------------                        ---------------------------------------------------       --------
Craig A. Davis (1)..............    Chairman and Chief Executive Officer of the                 1995
    59                              Company since August 1995; Chairman and
                                    Chief Executive Officer of Century Aluminum
                                    of West Virginia, Inc. (a subsidiary of the
                                    Company) since August 1995; Chairman and
                                    acting Chief Executive Officer of Century
                                    Aluminum of West Virginia, Inc. from April
                                    1992 through July 1995; Director of Glencore
                                    International since December 1993 and
                                    Executive of Glencore International from
                                    September 1990 to June 1996; former
                                    Executive Vice President of Alumax Inc.

William R. Hampshire (2)........    Vice-Chairman of the Company since August                   1995
    72                              1995; President and Chief Operating Officer
                                    of Century Aluminum of West Virginia, Inc.
                                    (a subsidiary of the Company) from April
                                    1992 through January 1993; Director of
                                    Century Aluminum of West Virginia, Inc.
                                    since June 1993; Independent consultant
                                    since 1990; former President and Chief
                                    Executive Officer of Howmet Aluminum
                                    Corporation.

-------------------------------------
(1)     Member of Audit Committee.
(2)     Member of Compensation Committee.

BOARD AND COMMITTEE MEETINGS; DIRECTORS' COMPENSATION

         The Board of Directors met six times during 1999. Each director attended all of the meetings of the Board and Board Committees on which such director served, with the exception of Mr. Schreiber who joined the Board on December 6, 1999 and attended one Board meeting in 1999. The Board of Directors has appointed an Audit Committee and a Compensation Committee to assist in handling the various functions of the Board. The Board does not have a standing Nominating Committee.

         The Audit Committee members are Messrs. Bninski, Davis and Fontaine. The Audit Committee oversees the financial reporting process for which management is responsible, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, reviews the independence of the audit and non-audit services provided by auditors, considers the range of audit and non-audit fees, reviews with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls, and makes inquiries into other matters within the scope of its duties. In 1999, the Audit Committee held two meetings.

         The members of the Compensation Committee are Messrs. Fontaine, Hampshire and Schreiber. The Compensation Committee administers the Company's stock incentive plans, and reviews and recommends compensation levels of the Company's executive officers. In 1999, the Compensation Committee held four meetings.

         Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or on any Board Committee. Non-employee directors receive an annual retainer of $20,000 for their services, except that the Vice-Chairman receives an annual retainer of $25,000, and a fee of $750 for each Board or Committee meeting attended. In addition, each non-employee director receives an annual fee of $750. All directors are reimbursed for their travel and other expenses incurred in attending Board and Committee meetings. At the December 13, 1999 Compensation Committee meeting, the Committee approved an increase in the annual retainer of the non-employee directors to $25,000 and the Vice Chairman to $30,000, effective January 1, 2000. In addition, the Committee approved an increase in the annual fee and the meeting fee paid to each non-employee director from $750 to $1,000, effective January 1, 2000.

         Under the Company's Non-Employee Directors Stock Option Plan, each director who is not an employee of the Company received a one-time grant of options to purchase 10,000 shares of common stock, and the Vice-Chairman received a one-time grant of options to purchase 25,000 shares of common stock. Such grants became effective upon the consummation of the Company's initial public offering at an exercise price equal to the initial public offering price, except in the cases of Messrs. Fontaine, Schreiber and Strothotte whose grants became effective upon their election as directors at an exercise price equal to the market price of the common stock at such times. The options vested one-third on the grant date, with an additional one-third vesting on each of the first and second anniversary dates. In addition, the Non-Employee Directors Stock Option Plan provides for automatic annual grants of options to purchase 1,500 shares of common stock at fair market value to each non-employee director continuing in office after the annual meeting of stockholders in each year. At the December 13, 1999 Compensation Committee meeting, the Committee approved an increase in the number of automatic annual grants of options for non-employee directors from 1,500 shares to 2,000 shares, effective January 1, 2000.

         Mr. Strothotte was designated to serve as a director of the Company by Glencore International.

EXECUTIVE COMPENSATION

        Summary Compensation Table

        The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during 1997, 1998 and 1999.

                                                                             LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                      AWARDS/PAYOUTS
                                    ----------------------------     -----------------------------------------
                                                                                    NUMBER OF
                                                                      RESTRICTED      SHARES     PERFORMANCE
NAME AND PRINCIPAL                                                      STOCK       UNDERLYING      SHARES           ALL OTHER
POSITION                     YEAR   SALARY ($)      BONUS ($)(1)     AWARDS ($)(2)  OPTIONS (#)  VESTED ($)(3)   COMPENSATION ($)(4)
------------------           ----   ----------      ------------     -------------  -----------  -------------   -------------------
Craig A. Davis               1999   $ 640,000       $   800,000           -0-          -0-             -0-         $        8,442
    Chairman and Chief       1998   $ 596,458       $   537,000           -0-          -0-        $ 193,241        $        8,056
    Executive Officer        1997   $ 577,500              -0-            -0-          -0-             -0-         $        7,416

Gerald A. Meyers             1999   $ 290,000       $   350,000           -0-          -0-             -0-         $        7,165
    President and Chief      1998   $ 271,833       $   185,000           -0-          -0-        $  87,840        $        6,935
    Operating Officer        1997   $ 262,500              -0-            -0-          -0-             -0-         $       55,060

Gerald J. Kitchen            1999   $ 232,000       $   285,000           -0-          -0-             -0-         $        6,888
    Executive Vice           1998   $ 217,292       $   146,750           -0-          -0-        $  52,700        $        6,748
    President, General       1997   $ 210,000              -0-            -0-          -0-             -0-         $      111,302
    Counsel, Chief
    Administrative
    Officer and Secretary

David W. Beckley             1999   $ 230,000       $   165,000           -0-          -0-             -0-         $        6,888
    Executive Vice           1998   $ 217,292       $   126,500           -0-          -0-        $  52,700        $        6,748
    President and Chief      1997   $ 210,000              -0-            -0-          -0-             -0-         $        6,324
    Financial Officer

Daniel J. Krofcheck          1999   $ 147,000       $   100,000           -0-          -0-             -0-         $        6,622
    Vice President and       1998   $ 140,000       $    10,000           -0-          -0-        $  16,307        $       97,108(5)
    Treasurer                1997   $  40,417(6)           -0-            -0-        10,000            -0-         $         135

---------------

(1) Bonus amounts in 1999 are comprised of: annual incentive awards of $300,000, $80,000, $65,000, $65,000 and $75,000 and special bonuses paid in September in the amounts of $500,000, $270,000, $220,000, $100,000 and $25,000 paid to Messrs. Davis, Meyers, Kitchen, Beckley and Krofcheck, respectively. See "Report of the Compensation Committee on Executive Compensation."

(2) The Company made restricted share awards in March of 1996 in the following amounts to the following Named Executive Officers: Craig A. Davis, 150,000; Gerald A. Meyers, 100,000; Gerald J. Kitchen, 80,000; and David W. Beckley, 80,000. Restricted shares vested one-third on March 28, 1999 and one-third on March 28, 2000, with the final one-third vesting on March 28, 2001. The aggregate number and value (based upon the last reported sale price of $15.00 of the Company's common stock on the NASDAQ National Market on December 31, 1999) of unvested restricted shares held by the following Named Executive Officers as of December 31, 1999 (after giving effect to the vesting of restricted shares on March 28, 2000) was as follows: Mr. Davis, 50,000 ($750,000); Mr. Meyers,
        33,334 ($500,010); Mr. Kitchen, 26,668 ($400,020); and Mr. Beckley,
        26,668 ($400,020). Dividend equivalents accrue on restricted shares and are paid upon vesting. The aggregate amount of accrued dividend equivalents paid to the following Named Executive Officers upon vesting was as follows: Craig A. Davis, $70,000; Gerald A. Meyers, $46,666; Gerald J. Kitchen, $37,332; and David W. Beckley, $37,332.


                                         (Footnotes continued on following page)

---------------
(Footnotes continued from previous page)

(3) Represents performance share units vested as a result of 1998 performance, valued at the last reported sale price of $9.438 of the Company's common stock on the NASDAQ National Market on December 31, 1998. Also includes accrued dividends paid to Messrs. Davis, Meyers, Kitchen, Beckley and Krofcheck upon the vesting of the performance share units in the amounts of $4,010, $1,823, $1,094, $1,094, and $338, respectively.

(4) All Other Compensation is comprised of the Company's matching contributions under the Company's Defined Contribution Retirement Plan for each of the Named Executive Officers. In 1999, those contributions were $6,000 for each of Messrs. Davis, Meyers, Kitchen, Beckley and Krofcheck. Also includes Company paid life insurance premiums in 1999 in the amounts of $2,442, $1,165, $888, $888, and $622 for Messrs.
         Davis, Meyers, Kitchen, Beckley and Krofcheck, respectively.

(5) Includes one-time relocation and related costs in the amount of $96,610 relating to Mr. Krofcheck's relocation to Monterey, California.

(6)      Mr. Krofcheck joined the Company in September of 1997.

Fiscal Year End Option Value Table

        The following table sets forth information regarding the aggregate number and value of options held by the Named Executive Officers as of December 31, 1999. No options were exercised by any of the Named Executive Officers in 1999.

                                 NUMBER OF SHARES
                           UNDERLYING UNEXERCISED OPTIONS       VALUE OF UNEXERCISED OPTIONS
                            AT DECEMBER 31, 1999 (#)(1)          AT DECEMBER 31, 1999 ($)(2)
                          --------------------------------     -------------------------------
NAME                      EXERCISABLE        UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                      -----------        -------------     -----------       -------------
Craig A. Davis              150,000                0            $300,000               --
Gerald A. Meyers            100,000                0            $200,000               --
Gerald J. Kitchen            80,000                0            $160,000               --
David W. Beckley             80,000                0            $160,000               --
Daniel J. Krofcheck          10,000                0               --                  --

-------------------
(1) The options shown in the table for the first four Named Executive Officers were granted in March 1996, at an exercise price of $13.00 per share. The options became exercisable in three installments: one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant. The options shown in the table for Mr. Krofcheck were granted in September 1997 at an exercise price of $16.00 per share, and became exercisable one-third in January 1998, one-third in January 1999 and one-third in January 2000.

(2) Value is calculated on the basis of the difference between the option exercise price and the last reported sale price of the Company's common stock on the NASDAQ National Market on December 31, 1999 of $15.00, multiplied by the number of shares underlying the respective options.

        Pension Plan Table

        The Company maintains a non-contributory defined benefit pension plan for salaried employees of the Company who meet certain eligibility requirements.

        The following table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications. The figures shown include supplemental benefits payable to the Named Executive Officers.

               YEARS OF CREDITED SERVICE
               ----------------------------------------------------------------------------------------------------
REMUNERATION      5            10           15           20            25           30           35           40
------------   --------    ---------    ---------    ---------     ---------    ---------    ---------    ---------
$   100,000    $  6,000    $  12,000    $  18,000    $  24,000     $  30,000    $  36,000    $  42,000    $  48,000
$   200,000    $ 12,000    $  24,000    $  36,000    $  48,000     $  60,000    $  72,000    $  84,000    $  96,000
$   300,000    $ 18,000    $  36,000    $  54,000    $  72,000     $  90,000    $ 108,000    $ 126,000    $ 144,000
$   400,000    $ 24,000    $  48,000    $  72,000    $  96,000     $ 120,000    $ 144,000    $ 168,000    $ 192,000
$   500,000    $ 30,000    $  60,000    $  90,000    $ 120,000     $ 150,000    $ 180,000    $ 210,000    $ 240,000
$   600,000    $ 36,000    $  72,000    $ 108,000    $ 144,000     $ 180,000    $ 216,000    $ 252,000    $ 288,000
$   700,000    $ 42,000    $  84,000    $ 126,000    $ 168,000     $ 210,000    $ 252,000    $ 294,000    $ 336,000
$   800,000    $ 48,000    $  96,000    $ 144,000    $ 192,000     $ 240,000    $ 288,000    $ 336,000    $ 384,000
$   900,000    $ 54,000    $ 108,000    $ 162,000    $ 216,000     $ 270,000    $ 324,000    $ 378,000    $ 432,000
$ 1,000,000    $ 60,000    $ 120,000    $ 180,000    $ 240,000     $ 300,000    $ 360,000    $ 420,000    $ 480,000
$ 1,100,000    $ 66,000    $ 132,000    $ 198,000    $ 264,000     $ 330,000    $ 396,000    $ 462,000    $ 528,000
$ 1,200,000    $ 72,000    $ 144,000    $ 216,000    $ 288,000     $ 360,000    $ 432,000    $ 504,000    $ 576,000
$ 1,300,000    $ 78,000    $ 156,000    $ 234,000    $ 312,000     $ 390,000    $ 468,000    $ 546,000    $ 624,000

        The plan provides lifetime monthly benefits starting at age 62 equal to the greater of (i) 1.2% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. Final average monthly compensation means the highest consecutive monthly average (36, 48 or 60 months) in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants' pension rights vest after a five-year period of service, except that the Named Executive Officers are immediately vested. Benefits are also available as a 30-year pension, an early retirement benefit (actuarially reduced beginning at age 55) and as a disability benefit.

        The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Internal Revenue Code of 1986, as amended (the "Code").

        The years of credited service for Messrs. Davis, Meyers, Kitchen, Beckley and Krofcheck, at December 31, 1999, were approximately 7, 7, 4, 4 and 2, respectively.

EMPLOYMENT AGREEMENTS

        The Company entered into employment agreements with each of Messrs. Craig A. Davis, Gerald A. Meyers, Gerald J. Kitchen and David W. Beckley, effective January 1, 1999, providing for terms of employment of three years. Under the agreements, the base salaries of Messrs. Davis, Meyers, Kitchen and Beckley may not be reduced below $610,000, $278,500, $222,500 and $222,500, respectively. The agreements provide that the base salaries may be subject to increases established from time to time by the Board of Directors. In addition, the executives are eligible for bonuses in accordance with the Company's annual incentive plan and stock option grants and performance share unit awards under the Company's 1996 Stock Incentive Plan. The agreements also provide that the executives will receive unfunded supplemental executive retirement benefits in addition to any benefits received under the Company's qualified retirement plans. The supplemental benefit for each executive will be equal to the amount that would normally be paid under the Company's qualified retirement plans if there were no limitations under Sections 415 and 401(a)(17) of the Code and as if the executives were fully vested in the qualified retirement plan benefits. In the event of termination of employment "without cause," the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below.

SEVERANCE COMPENSATION ARRANGEMENTS

        The Company has entered into severance compensation agreements with each of Messrs. Craig A. Davis, Gerald A. Meyers, Gerald J. Kitchen and David W. Beckley. The agreements provide that if within 36 months following a change of control of the Company, the executive's employment is terminated either (i) by the Company for other than cause or disability or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to three times the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, in the event of a change of control, the exercisability of stock options and the vesting of performance share units held by such executives will be accelerated.

        The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1999, the members of the Board's Compensation Committee were Messrs. John C. Fontaine, William R. Hampshire and Stuart M. Schreiber. Mr. Hampshire served as President and Chief Operating Officer of Century Aluminum of West Virginia, Inc. (formerly Ravenswood Aluminum Corporation and a subsidiary of the Company) from April 1992 through January 1993.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

        In 1999, the Company purchased primary aluminum and alumina from Glencore International and its subsidiaries (the "Glencore Group"). Such purchases, which were made at market prices, aggregated $63.3 million in 1999. The Company also sold primary aluminum to the Glencore Group. Excluding sales of the Mt. Holly facility production described below, such sales aggregated $27.9 million in 1999. The Company, through its 26.67% ownership interest in the Mt. Holly facility, sold $40.9 million of primary aluminum products at market prices to the Glencore Group in 1999. Such sales constituted approximately 48% of the total revenue earned by the Company in 1999 from its interest in the Mt. Holly facility. The Company has continued to purchase primary aluminum from and sell primary aluminum to the Glencore Group in 2000 in arm's-length transactions made at market prices.

        As of December 31, 1999, the Company had outstanding forward sales contracts with the Glencore Group for 60.0 million pounds of primary aluminum to hedge 2000 production. Accounting standards require that such contracts be marked-to-market. As of December 31, 1999, the Company recognized losses of $1.7 million on such contracts. As of December 31, 1999, the Company had no outstanding forward purchase contracts with the Glencore Group. The Company intends to continue to enter into hedging arrangements with the Glencore Group in the future.

        In March 2000, the Company, through its wholly-owned subsidiary Berkeley Aluminum Company, Inc. ("Berkeley"), increased its 26.67% undivided interest in the property, plant and equipment which comprise the Mt. Holly facility (the "Mt. Holly Facility") to 49.67% by purchasing a 23% undivided interest from a subsidiary of Xstrata AG, a publicly traded Swiss Company ("Xstrata"). Glencore International is a major shareholder of Xstrata. In connection with the purchase, Berkeley also acquired Xstrata's 23% interest in the general partnership which operates and maintains the Mt. Holly Facility (the "Operating Partnership", and together with the Mt. Holly Facility, the "Mt. Holly Assets"). Berkeley paid a total purchase price of $95 million for the Mt. Holly Assets which was determined by arms' length negotiations between the parties. Berkeley now holds a 49.67% undivided interest in the Mt. Holly Facility and a 49.67% interest in the Operating Partnership.

        Mr. Craig A. Davis, Chairman and Chief Executive Officer of the Company, is a director of Glencore International and was an executive of Glencore International and Glencore AG from September 1990 until June 1996.

         Mr. Willy R. Strothotte, a director of the Company, is Chairman and Chief Executive Officer of Glencore International and Chairman of the Board of Xstrata Aluminum Corporation.

         Mr. Roman A. Bninski, a director of the Company, is a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, which furnishes legal services to the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        General

        The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. John C. Fontaine, William R. Hampshire and Stuart M. Schreiber, all of whom are independent directors. The Committee reviews and recommends to the Board of Directors compensation for the Company's executive officers and has oversight responsibility for administering the Company's 1996 Stock Incentive Plan, including the awarding of grants thereunder. The Company has a policy of basing a significant portion of the compensation of its executive officers on the operating performance of the Company.

        Compensation Philosophy

        The Company's compensation programs are designed to enable the Company and its subsidiaries to attract and retain talented executives and management personnel. In order to do this, the Company believes it must be able to provide management personnel with opportunities for total compensation which are competitive with compensation which would be available from employers with whom the Company competes and companies which are seeking to hire and retain management personnel of similar quality.

        The Company's compensation programs are tied to the corporate performance of the Company, as well as business unit and individual performance. Compensation is heavily weighted towards annual incentive awards and long-term performance awards in the form of stock options and performance share units in order to provide "pay-for-performance" and align management's and stockholders' interests in the enhancement of stockholder value. The three principal components of the Company's "pay-for-performance" executive compensation program are: base salary, annual incentive cash bonuses, and long-term incentive compensation.

        Base Salary

        The Committee annually reviews the salaries of the Company's executives. Base salary levels are set at levels comparable to and competitive with the salary levels of executives of peer corporations or other employers hiring equivalent executive personnel. Actual salary levels for each individual vary based upon a subjective assessment of individual performance, experience, level of responsibility, potential contribution to the Company's future growth and the financial circumstances of the Company. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives. Effective August 1, 1999, the Committee authorized increases in the Named Executive Officers' annual base salaries in amounts ranging from 6.6% to 7.3% percent which, based on available studies, were comparable to and competitive with the salary levels of equivalent executive personnel of peer corporations.

        Annual Incentive Awards

        The Company has adopted an incentive compensation plan. Under this plan, executive officers (including the Chief Executive Officer) are eligible to receive each year as a bonus, a percentage of their base salary. The plan provides for suggested percentage ranges of 50% to 100% for the Chief Executive Officer and 35% to 75% for the other executive officers. Actual awards are made on the basis of individual and Company performance and are subject to the subjective evaluation of the Committee. Awards may only be made from a reserve established under the plan, which was credited with an initial reserve of $1,000,000. Subject to the recommendation of the Committee, credits to the reserve will be made based upon the achievement of a prescribed return on investment rates as determined in accordance with the plan. In September of 1999, in recognition of the Named Executive Officers' efforts contributing to the sale of the fabrication businesses to Pechiney Rolled Products LLC, special bonuses in the amounts of $500,000, $270,000, $220,000, $100,000 and $25,000
were paid to Messrs. Davis, Meyers, Kitchen, Beckley and Krofcheck, respectively. Based on 1999 performance, annual incentive awards of

$300,000, $80,000, $65,000, $65,000 and $75,000 were paid to Messrs. Davis,
Meyers, Kitchen, Beckley and Krofcheck, respectively, in January of 2000.

        Long-term Incentive Compensation

        The Committee believes that option grants and performance share unit awards align executive interests with stockholder interests by creating a direct link between compensation and stockholder return. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Committee's determination of whether option grants are appropriate each year is made with regard to competitive considerations, and each executive's actual grant is based upon the criteria described in the preceding paragraphs. The size of previous grants and the number of options held are not determinative of future grants. No options were granted to the Named Executive Officers in 1999. In 1998, the Committee adopted implementation guidelines with respect to the granting of performance share units. The guidelines provided for the award of performance share units with performance cycles for 1998, 1998 and 1999, 1998 through 2000, and 1999-2001, as well as successive three-year award cycles for performance share units to be granted in future years. Each award is determined by creating a monetary award within a percentage range of the executive's base salary, and converting the award into performance share units based upon the average closing price for the Company's common stock for the month preceding the month in which the grant is made. The percentage ranges of base salary are 80% to 100% in the case of the Chief Executive Officer and 60% to 80% in the cases of the other executive officers. Vesting of performance share units is based upon the Company's performance relative to target levels of earnings before taxes, and actual shares vested can range between 0% and 150% of the performance share unit award. In cases where the target is exceeded, the number of shares vested in excess of the target award is calculated by converting the excess award into cash and reconverting the excess award into shares at the greater of the share price calculated at the time of the award and the average share price for the month preceding the month in which the shares vest. Based upon 1999 performance, all 1998-99 performance share units were forfeited.

        Compensation of the Chief Executive Officer

        Compensation of the Chief Executive Officer for 1999 was determined in accordance with the criteria set forth above. See "Executive Compensation -- Summary Compensation Table." The Committee believes that Chief Executive Officer's compensation was appropriately based upon the Company's financial performance.

        Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any one year with respect to each of the Company's five most highly paid executive officers. However, subject to certain limitations, Section 162(m) provides that the deduction limit does not apply to any remuneration paid pursuant to compensation agreements or plans entered into prior to the consummation of the Company's initial public offering. Consequently, to the extent the compensation paid to the Named Executive Officers is paid pursuant to such agreements, it is currently exempt from the
Section 162(m) deduction limits.


                             Respectfully Submitted,


                             Compensation Committee


       John C. Fontaine       William R. Hampshire      Stuart M. Schreiber

PERFORMANCE GRAPH

        The following line graph compares the Company's cumulative total return to stockholders since the common stock became publicly traded on March 29, 1996 with the cumulative total return of the S&P 500 Index and the Media General Aluminum Group Index during the period from March 29, 1996 through December 31, 1999. These comparisons assume the investment of $100 on March 29, 1996 and the reinvestment of dividends.


                            CENTURY ALUMINUM COMPANY
              Comparison of Cumulative Total Return to Stockholders
                    March 29, 1996 through December 31, 1999


         [COMPARISON OF CUMULATIVE TOTAL RETURN TO STOCKHOLDERS CHART]

                           3/29/96  6/30/96  12/31/96  6/30/97  12/31/97  6/30/98  12/31/98  6/30/99  12/31/99
                           -------  -------  --------  -------  --------  -------  --------  -------  --------
S&P 500 Index                100     104.49   116.70    140.74   155.63    183.19   200.10    224.88   242.21

Media General Aluminum       100      91.42   101.61    116.87   102.57    101.70   105.53    153.74   209.57
Group Index
Century Aluminum Company     100     115.60   127.42    108.68   100.97    111.01   71.76     47.81    116.92

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms.

        Based solely upon a review of the copies of such forms furnished to the Company and, in certain cases, written representations that no Form 5 filings were required, the Company believes that, with respect to the 1999 fiscal year, all required Section 16(a) filings were timely made, except that Mr. Daniel J. Krofcheck's Form 3 was filed late.

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed Deloitte & Touche LLP to act as the Company's independent auditors for the current fiscal year, subject to the ratification of such appointment by the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

                                  OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting, nor has the Company received notice of any matter by the deadline prescribed by Rule 14a-4(c) under the Exchange Act. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

        All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,000, plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

                              STOCKHOLDER PROPOSALS

        Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2001 should be addressed to the Company's Secretary, 2511 Garden Road, Suite 200, Monterey, California 93940, and must be received no later than December 28, 2000. In addition, the Company's By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company's proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than forty-five (45) days prior to the date on which the Company first mailed its proxy materials for the prior year's Annual Meeting (which cut-off date will be March 12, 2001 in the case of the Annual Meeting in 2001). Such notice must set forth as to each matter the stockholder proposes to bring before the Annual
Meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting without compliance with the foregoing procedures.

                                             By Order of the Board of Directors,

                                             /s/ Gerald J. Kitchen


                                             Gerald J. Kitchen
                                             Executive Vice President,
                                             General Counsel,
                                             Chief Administrative Officer
                                             and Secretary.

Monterey, California
April 27, 1999

        THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS). REQUESTS SHOULD BE MADE TO MR. GERALD J. KITCHEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY, 2511 GARDEN ROAD, SUITE 200, MONTEREY, CALIFORNIA 93940.

PROXY                                                                      PROXY
                            CENTURY ALUMINUM COMPANY

    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING,
                                  JUNE 2, 2000

         The undersigned appoints Craig A. Davis and Gerald J. Kitchen the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held at the executive offices of the Company, Monterey, CA at 9:00 a.m., local time, on Friday, June 2, 2000, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------


5266--CENTURY ALUMINUM COMPANY

                            CENTURY ALUMINUM COMPANY

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY: (X)

                                                                             [ ]

1. ELECTION OF DIRECTORS FOR TERM TO EXPIRE IN 2002 --
   Nominees: 01-Roman A. Bninski, 02-Stuart M. Schreiber, and
   03-Willy R. Strothotte

         For        Withhold         For All
         All          All            (Except nominee(s) written below)
         ( )          ( )            ( )

   ___________________________________________


2. Proposal to ratify the appointment of Deloitte & Touche LLP as auditors for fiscal year 2000.

         For        Against        Abstain
         ( )          ( )            ( )


3. In their discretion, upon such other matters as may properly come before the meeting.

Mark here if you plan to attend the annual meeting.            ( )




                                       Dated: ____________________________, 2000

                                    Signature(s)________________________________

                                    ____________________________________________
                                    Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporation officer, give full title. If more than one trustee, all should sign.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                            YOUR VOTE IS IMPORTANT!


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


5266--CENTURY ALUMINUM COMPANY